P R E S S R E L E A S E

RELEASE DATE:	CONTACT:
October 19, 2009	CHARLES P. EVANOSKI GROUP SENIOR VICE PRESIDENT CHIEF FINANCIAL OFFICER
(724) 758-5584
FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION REPORTS
THIRD QUARTER 2009 EARNINGS

Ellwood City, Pennsylvania, October 19, 2009 – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended September 30, 2009 of $0.29 per diluted share on net income of $3.5 million compared to earnings of $0.26 per diluted share on net income of $3.1 million for the quarter ended September 30, 2008, an 11.5% increase in net income per diluted share. The Company’s annualized return on average assets and average equity were 0.71% and 8.72%, respectively, for the quarter ended September 30, 2009, compared to 0.65% and 10.13%, respectively, for the quarter ended September 30, 2008.

For the nine month period ended September 30, 2009, the Company realized earnings of $0.80 per diluted share on net income of $9.7 million compared to earnings of $0.68 per diluted share on net income of $8.2 million for the same period in the prior year, a 17.6% increase in net income per diluted share.  The Company’s annualized return on average assets and average equity were 0.65% and 8.45%, respectively, for the nine-month period ended September 30, 2009, compared to 0.57% and 8.44%, respectively, for the nine months ended September 30, 2008.

Income for the nine months ended September 30, 2009 was negatively affected by the Federal Deposit Insurance Corporation’s (“FDIC”) decision to establish a special assessment of five basis points on all FDIC-insured financial institutions. The assessment was based on total assets minus Tier 1 capital, as of June 30, 2009. The special assessment, of $891,000, was collected on September 30, 2009 and recorded in the second quarter of 2009. Operating earnings without the effect of the special assessment would have been $0.85 per diluted share on net income of $10.3 million for the nine months ended September 30, 2009, a 25.0% increase in diluted earnings per share as compared to the same period in the prior year.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the earnings for the quarter and nine months ended September 30, 2009. Our philosophy has been to manage the interest rate margin without compromising asset quality or future earnings potential while continuing to offer quality products to our customers. The results of these efforts are an improvement to our net interest margin of approximately 37 basis points and a significant improvement in operating earnings over the nine months ended September 30, 2009.” Ms. Zuschlag added that “Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders.”

Press Release

October 19, 2009

Consolidated net income increased $382,000, or 12.2%, to $3.5 million for the quarter ended September 30, 2009, compared to $3.1 million for the same period in the prior year.  This increase was primarily the result of an increase in net interest income of $1.5 million and a decrease in provision for loan losses of $173,000, partially offset by a decrease in non-interest income of $210,000, as well as increases in non-interest expense, net income attributable to non controlling interest, related to the joint ventures and provision for income taxes of $749,000, $111,000 and $257,000, respectively. Net interest income increased in the third quarter primarily due to decreases in interest expense on deposits and borrowings of $2.8 million, partially offset by a decrease in interest income of $1.2 million. Included in the decrease in non-interest income were decreases to cash surrender value of BOLI and net realized loss on securities of $58,000 and $210,000, respectively. Net realized loss on securities increased due to impairment charges of approximately $154,000 on a $2.5 million collateralized debt obligation that is comprised of sixteen financial institutions and $56,000 on two of the Company’s equity securities. The $749,000 increase in non-interest expense included increases in compensation and employee benefits and FDIC insurance of $233,000 and $415,000, respectively.

Consolidated net income for the nine month period ended September 30, 2009, as compared to the nine month period ended September 30, 2008, increased $1.4 million, or 17.3%, to $9.7 million from $8.2 million.  This increase was primarily the result of an increase in net interest income of $5.3 million and a decrease in provision for loan losses of $168,000, partially offset by a decrease in non-interest income of $583,000, as well as increases in non-interest expense, net income attributable to non controlling interest which is related to the joint ventures, and provision for income taxes of $2.7 million, $48,000 and $636,000, respectively. Net interest income increased for the nine months primarily due to decreases in interest expense on deposits and borrowings of $7.3 million, partially offset by a decrease in interest income of $2.0 million. Included in the decrease in non-interest income were decreases to cash surrender value of BOLI, net realized loss on securities and income from real estate joint ventures of $174,000, $217,000 and $454,000 respectively. Net realized loss on securities increased due to impairment charges of approximately $407,000 on a $2.5 million collateralized debt obligation that is comprised of sixteen financial institutions and $56,000 on two of the Company’s equity securities. These charges were offset by gains on the sale of two of the Company’s equity securities of approximately $246,000. The $2.7 million increase in non-interest expense included increases in compensation and employee benefits and FDIC insurance of $629,000 and $2.0 million, respectively. Included in the $2.0 million increase to FDIC insurance was the one-time special assessment of $891,000.

The Company’s total assets increased by $4.5 million, or 0.2%, to $2.0 billion at September 30, 2009, compared to December 31, 2008.  The increase in assets resulted primarily from increases in cash and cash equivalents of $16.7 million, or 88.6%, securities available for sale of $17.7 million, or 1.6%, and premises and equipment of $1.3 million, or 11.3%, partially offset by decreases in loans receivable of $21.8 million, or 3.2%, real estate held for investment of $1.4 million, or 3.9%, and prepaid expenses and other assets of $8.4 million, or 72.6%.  The Company’s total liabilities decreased by $20.3 million, or 1.1%, to $1.8 billion at September 30, 2009. This decrease in total liabilities was primarily the result of decreases in borrowings of $70.6 million, or 7.6%, advance payments by borrowers for taxes and insurance of $1.3 million, or 47.3%, and accounts payable for land development of $752,000, or 11.4%, partially offset by increases in deposits of $49.1 million, or 5.6%, and accrued expenses and other liabilities of $3.2 million, or 26.6%.  Total stockholders’ equity increased $24.8 million, or 17.3%, to $167.9 million at September 30, 2009, from $143.1 million at December 31, 2008.  The increase in stockholders’ equity was primarily the result of an increase to accumulated other comprehensive income and retained earnings of $19.9 million and $4.7 million, respectively, partially offset by an increase to treasury stock of $676,000.

Press Release

October 19, 2009

The increase in the accumulated other comprehensive income of $19.9 million was primarily related to an increase in the pre-tax fair value of the floating rate corporate bonds of $1.9 million, fixed rate corporate bonds of $3.7 million, municipal bonds of $8.9 million, fixed rate mortgage backed securities of $10.9 million and adjustable rate mortgage backed securities of $4.9 million.  Average stockholders’ equity to average assets was 7.74% and book value per share was $13.92 at September 30, 2009, compared to 6.72% and $11.74, respectively, at December 31, 2008.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 24 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Global Select Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

October 19, 2009

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008

Interest income	$22,898	$24,135	$69,792	$71,808
Interest expense	13,141	15,914	41,919	49,205

Net interest income	9,757	8,221	27,873	22,603
Provision for loan losses	236	409	752	920
Net interest income after provision for
loan losses	9,521	7,812	27,121	21,683
Noninterest income	1,321	1,531	4,786	5,369
Noninterest expense	6,414	5,665	19,928	17,181
Income before provision
for income taxes	4,428	3,678	11,979	9,871
Provision for income taxes	848	591	2,142	1,506

Net income	3,580	3,087	9,837	8,365
Less: Net income (loss) attributable to noncontrolling interest	74	(37)	173	125
Net income attributable to ESB Financial Corporation	$3,506	$3,124	$9,664	$8,240

Net income per share:
Basic	$0.29	$0.26	$0.81	$0.68
Diluted	$0.29	$0.26	$0.80	$0.68

Net interest margin	2.37%	2.00%	2.22%	1.85%
Annualized return on average assets	0.71%	0.65%	0.65%	0.57%
Annualized return on average equity	8.72%	10.13%	8.45%	8.44%

			September 30,	December 31,
			2009	2008

Total assets			$1,979,306	$1,974,839
Cash and cash equivalents			35,631	18,893
Total investment securities			1,114,466	1,096,806
Loans receivable, net			669,466	691,315
Customer deposits			926,467	877,329
Borrowed funds (includes subordinated debt)			862,305	932,901
Stockholders' equity			167,856	143,065
Book value per share			$13.92	$11.74

Average equity to average assets			7.74%	6.72%
Allowance for loan losses to loans receivable			0.91%	0.85%
Non-performing assets to total assets			0.27%	0.17%
Non-performing loans to total loans			0.66%	0.35%

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business.  Operating earnings exclude the effects of certain items that are unusual or non-recurring.  We believe that our operating earnings provide useful supplemental information to both management and investors in evaluating the Company’s financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data calculated in accordance with GAAP.  Additionally, the method used to calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Press Release

October 19, 2009

Reconciliations of the Company’s GAAP and operating earnings for the nine months ended September  30, 2009 and 2008 are presented below.

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP and Operating Earnings
(unaudited)
(Dollars in Thousands - Except Per Share Amounts)

	Nine Months
	Ended September 30,
	2009	2008

GAAP Earnings	$ 9,664	$ 8,240
Adjustments to GAAP earnings
FDIC Special Assessment	891	-
Income tax effect	(303)
Operating Earnings	$ 10,252	$ 8,240

Diluted GAAP Earnings per share	$ 0.80	$ 0.68
Adjustments to diluted GAAP earnings per share
FDIC Special Assessment, net of tax	0.05	-
Diluted Operating Earnings per share	$ 0.85	$ 0.68